Exhibit 14.1

Information Services Group, Inc.

Code of Ethics and Business Conduct for Directors, Officers and Employees

Table of Contents:

1.              Purpose of Code

2.              Living our Values

3.              Quality

4.              Conflicts of Interest

5.              Corporate Opportunity

6.              Compliance with Laws, Rules and Regulations

7.              Political Contributions

8.              Payments to Government Officials or Others

9.              Giving or Receiving Gifts

10.       Fair Dealing

11.       Protection and Proper Use of the Company Assets

12.       Public Reporting

13.       Financial Statements

14.       Compliance with Investigations and Document Retention

15.       Confidentiality

16.       Insider Trading

17.       Equal Opportunity, Discrimination and Harassment

18.       Waivers

19.       Mandatory Reporting

20.       Retaliation Prohibited

21.       Disciplinary Measures

22.       Other Policies and Procedures

23.       Amendments

This Code of Ethics and Business Conduct (the “Code”) has been adopted by the Board of Directors of Information Services Group, Inc. (the “Board”), to set forth the high standards of ethical business conduct expected of all directors, officers and employees of Information Services Group, Inc. and its affiliates (collectively, the “Company”). The Code does not specify appropriate conduct for every person in every situation but is intended to assist in the identification of common and/or sensitive business situations where public trust and confidence might be compromised or a statutory or regulatory requirement violated and to set forth guidelines governing such situations.

It is the responsibility of each executive director, officer and employee to become familiar with the provisions of this Code. All directors, officers and employees of the Company are expected and required to act in full compliance with the Code at all times and report any suspected violations as described in Section 19 below. Strict

ISG Code of Ethics & Business Conduct

Effective August 2012

adherence to this Code is a condition of continued employment or affiliation with the Company.

1.                            Purpose of Code

This Code applies to directors, officers and employees of the Company for the purpose of promoting:

•                  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•                  compliance with applicable governmental laws, rules and regulations;

•                  protection of Company assets, including corporate opportunities and confidential information;

•                  fair dealing; and

•                  accountability for adherence to the Code.

Each director, officer and employee should adhere to the highest standard of business ethics and should be sensitive to situations that may give rise to actual, as well as apparent, conflicts of interest.

2.                            Living Our Values

This Code sets out the principles and standards that guide the way the Company does business. We call this “living our values” because our standards are not simply words on a piece of paper, but ways of ensuring we consistently and instinctively do the right thing.

Our business brings with it obligations to comply with applicable laws, to adhere to our own policies and principles, to exercise good stewardship of our assets and the environment, and to behave safely and ethically at all times.

This Code brings together a set of standards, helping to define what the Company expects of its people, regardless of location or background. All directors, officers and employees must follow this Code. By doing so, they will ensure that their activities strengthen the business and support the Company’s values.

We have daily interaction with our clients, service providers, law firms, other parties and each other. Our conduct, which must be above reproach, is something in which we take a great deal of pride and responsibility. We conduct ourselves by keeping the following values in the forefront of our minds:

•                  Trust — being open and honest with ourselves, our colleagues and our clients in all aspects of operating our organization.  We need to answer questions truthfully when we know the answer or the likely outcome, and we should not speculate when we do not know an answer or cannot give solid advice regarding the subject matter.

•                  Integrity — performing our roles and responsibilities in accordance with our values and professional standards.  We only have one vested interest — that the advice we give is in the best interests of our client, regardless of the eventual outcome of the consulting engagement.

•                  Respect — valuing colleagues, clients, and service providers for their abilities, qualities and achievements.  Where we have differences of opinion, they should be discussed and the relative merits of different points of view debated. We need to make sure these discussions and debates are professional, not personal, and always respect the other person’s opinions.  It is important that we treat service providers and other third parties involved in our engagements with the same respect and courtesy that we demonstrate to our clients and fellow employees.

•                  Diversity — valuing colleagues, clients and service providers for their unique qualities.

•                  Passion — emphasizing innovation, excellence and courage in everything we do.

•                  Entrepreneurial — anticipating and taking initiative to creatively address changes in client expectations, employee skill sets, market requirements, and tools and processes.

•                  Balance — maintaining an appropriate balance with work, family and community.

•                  Mentoring — acting as an advisor or coach to clients and colleagues.

3.                            Quality

It is every employee’s responsibility to place a day-to-day emphasis on quality work.  We must provide quality service on every project in order to protect the Company’s reputation in the marketplace.

4.                            Conflicts of Interest

A.    General

All directors, officers and employees of the Company should be scrupulous in avoiding any action or interest that conflicts with, or gives the appearance of a conflict with, the Company’s interests. A “Conflict of Interest” occurs when a director, officer or employee’s private interest (or the interest of a member of his or her family) interferes, or even appears to interfere, with the interests of, or his/her service to, the Company. A conflict situation can arise when a director, officer or employee (or a member of his or her family) takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when a director, officer or employee (or a member of his or her family) receives improper personal benefits as a result of his or her position with the Company, whether from a third party or from the Company.

Loans by the Company to, or guarantees by the Company of obligations of, any director or executive officer are expressly prohibited.  Loans by the Company to, or guarantees by the Company of obligations of, other employees or their family members are of special concern and could constitute improper personal benefits to the recipients of such loans or guarantees, depending on the facts and circumstances.

B.    Service Providers

We must maintain a proper relationship with both our clients and service providers.  Each employee shall:

•                  Reimburse a service provider for the costs of trips that are primarily for non-business purposes.

•                  Not own stock or have any other current or promised financial interest in any service provider other than the service provider, if any, for whom they were previously employed and for which such interest was accumulated prior to joining the Company. If the employee has stock from a previous employer that is a service provider, he or she may hold on to it or place it in a blind trust, but he or she should never actively trade the stock of sourcing service providers.

•                  Not use any confidential information, positive or negative, related to a client’s or service provider’s business (or cause any such confidential information to be used) in the selection or trading of any stock of a client or service provider.  Each employee must also abide by the terms of the Company’s Insider Trading Policy.

C.    Consultation

Conflicts of interest may not always be clear-cut, so if a question arises, a director and executive officers should consult with the Board and an officer or other employee should consult with his or her supervisor. If any person becomes aware of a conflict or potential conflict, if such person is a director or executive officer, he or she should bring it to the attention of the Board and if such person is an officer or other employee, he or she should bring it to the attention of his or her manager.

5.                            Corporate Opportunity

All directors, officers and employees owe a duty to the Company to advance its interests when the opportunity arises.  Directors, officers and employees are prohibited from (a) taking for themselves personally (or for the benefit of friends or family members) opportunities that properly belong to the Company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain (including gain of friends or family members); and (c) subject to pre-existing fiduciary obligations, competing with the Company.

6.                            Compliance with Laws, Rules and Regulations

All directors, officers and employees of the Company are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their positions with the Company.  If there is any doubt whether a course of action is lawful, directors and executive officers should consult with the Board and other employees should seek advice from their supervising manager or the Legal Department.

7.                            Political Contributions

No political contributions of Company funds are to be made, directly or indirectly, to any government official, political party, political party official, election committee or candidate for political office in the United States or in another country.  Directors, officers and employees of the Company may, of course, contribute personally to the candidates and parties of their choice, but no person will be compensated or reimbursed for any such personal contribution.

8.                            Payments to Government Officials or Others

No bribes, kickbacks or other payments (or promise of the same) on the Company’s behalf shall be made to, or for the benefit of, any government officials, clients, suppliers or others in connection with obtaining orders or favorable treatment or for any illegal purpose. This policy extends not only to direct payments but also to indirect payments made in any form through consultants or other third parties.

The Foreign Corrupt Practices Act (the FCPA) prohibits the Company and its employees and agents from offering or giving money or any other item of value to win or retain business or to influence any act or decision of any governmental official, political party, candidate for political office or official of a public international organization. Stated more concisely, the FCPA prohibits the payment of bribes, kickback or other inducements to foreign officials. This prohibition also extends to payments to a sales representative or agent if there is reason to believe that the payment will be used indirectly for a prohibited payment to foreign officials. Violation of the FCPA is a crime that can result in severe fines and criminal penalties, as well as disciplinary action by the Company, up to and including termination of employment.

9.                            Giving or Receiving Gifts

No director, officer or employee of the Company may give, seek or accept in connection with the Company’s business any type of compensation, fees, commissions, gifts, entertainment or any other personal favor or preferment which exceeds a nominal value (above $50) and goes beyond common courtesies associated with accepted business practice. This policy applies to consideration to, or from any person, including, for example, other employees, prospective employees, suppliers, clients, competitors and others with whom the Company has or is likely to have any business relationships.

10.                     Fair Dealing

Each director, officer and employee is expected to deal fairly with the Company’s clients, suppliers, competitors, officers, employees and anyone else with whom he or she has contact in the course of performing his or her job.  No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

We seek to outperform our competition fairly and honestly.  We seek competitive advantages through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

11.                     Protection and Proper Use of the Company Assets

All directors, officers and employees should protect the Company’s assets and ensure their efficient use. All Company assets should be used only for legitimate business purposes.  Upon completion or termination of service with the Company, each employee shall return to the Company any Company assets her or she may hold.  Any suspected incident of fraud or theft should be reported for investigation immediately.

The obligation to protect the Company’s assets includes the Company’s proprietary information.  Proprietary information includes information, data, analytics, methodologies and other intellectual property.  Unauthorized use or distribution of this information is prohibited and could also be illegal and result in civil or criminal penalties.

12.                     Public Reporting

The Company’s periodic reports and other documents filed with the SEC, including all financial statements and other financial information, must comply with applicable federal securities laws and SEC rules.  As a public company, it is of critical importance that the Company’s filings with the SEC be accurate and timely. It is our policy to make full, fair, accurate, timely and understandable public disclosure of all information relating to the Company as required by law and the SEC, or other rules and regulations, and/or business policy.

Depending on their position with the Company, a director, officer or employee may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable. The Company expects directors, officers and employees to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to the Company’s public disclosure requirements.  Each director, officer and employee involved in the Company’s disclosure process must (a) be familiar and comply with the Company’s disclosure controls and procedures and its internal control over financial reporting and (b) take all necessary steps to provide that all filings with the SEC and all other public communications about the financial and business condition of the Company provide full, fair, accurate, timely and understandable disclosure.

The Company has established procedures for the release of material information, including the designation of Company spokespersons in accordance with these requirements.  In addition, it is our policy to comply with all securities and other laws that prohibit us from making “selective disclosures.”  Accordingly, no Company director, officer or employee may disclose material non-public information to any person outside of the Company, except in accordance with these procedures.  This prohibition extends to discussions concerning the Company and its business in Internet chat rooms, blogs or similar forums.  For additional information, see “Confidentiality” below.

13.                     Financial Statements

The Company’s financial information and statements are prepared in compliance with generally accepted accounting principles.  All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must both conform to applicable legal requirements and to the Company’s system of internal controls over financial reporting.

The Company’s principal financial officers and other employees working in the Finance Department have a special responsibility to provide that all of the Company’s financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.  In addition, these employees must ensure that accounting entries are promptly and accurately recorded and properly documented and that no accounting entry intentionally distorts or disguises the true nature of any business transaction.  These employees must use good business judgment in the processing and recording of all financial transactions, maintain books and records that fairly and accurately reflect the Company’s business transactions, and not make, or tolerate to be made, false or artificial statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda or communication of any type.

14.                     Compliance with Investigations and Document Retention

It is Company policy to cooperate with all reasonable requests or investigations concerning Company business from any applicable legal, governmental or regulatory authority.  Representatives must immediately forward any such requests, including requests for interviews or access to documents, and any documents received from a legal, governmental or regulatory authority to the Legal Department and wait for instructions before proceeding. In addition, representatives are not normally permitted to contact any regulatory entity or any governmental authority on behalf of the Company without prior approval of the Legal Department.

Destruction or falsification of any document that is potentially relevant to a violation of law or a government or regulatory investigation may lead to prosecution for obstruction of justice. Therefore, if directors, officers or employees have reason to believe that a violation of law has been committed or that a governmental criminal, civil or regulatory investigation has or is about to be commenced, he or she must retain all records (including computer records) that are or could be relevant to an investigation of the matter, whether conducted by the Company or by a governmental or regulatory authority. Questions with regard to destruction or retention of documents in this context should be directed to the Legal Department.

15.                     Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by the Company or its clients, suppliers or partners, except when disclosure is expressly authorized or required by laws, regulations or legal proceedings. Directors, officers and employees must maintain the confidentiality of confidential information even after their service to the Company ends.

Confidential information includes all non-public information (regardless of its source) that is proprietary or confidential to the Company that might be material to investors, of use to competitors of the Company or harmful to the Company or its client or employees if disclosed.  Such information includes, for example, business contacts, compensation, financial information, trade secrets, lists of data concerning leads, prospects, business and product plans, client information, information about the Company’s business methods, strategy, marketing, pricing, computer programs, intellectual property and/or similar information the Company maintains in confidence.  Confidential information may also include information learned about competitors, suppliers or others during employment with the Company.

16.                     Insider Trading

Directors, officers and employees are subject to numerous federal, state and local laws regulating disclosure of Company information and the trading of its securities.  For detailed information, please refer to the Company’s Insider Trading Policy.

17.                     Equal Opportunity, Discrimination and Harassment

We are firmly committed, in compliance with applicable federal, state and local laws and the Company’s policies, to providing equal opportunity without regard to race, color, religion, gender, sexual orientation, marital status, age, national origin, disability, veteran status or any other status protected by applicable law, rule or regulation. The Company expressly prohibits any form of unlawful discrimination in the terms and conditions of employment based on an individual’s protected status, including without limitation recruiting, hiring, training, promotion, transfer, compensation, discipline, termination, benefits, and other terms, conditions and privileges of employment. All employment-related decisions will be consistent with the principles of equal opportunity and valid job requirements.

It is also the policy and practice of the Company to maintain and foster a work environment in which all employees are treated with decency and respect. Accordingly, the Company has adopted a zero-tolerance policy toward discrimination and all forms of unlawful harassment, including but not limited to sexual harassment. This zero-tolerance policy means that no form of unlawful discriminatory or harassing conduct towards any employee, client, contractor, or other person in our workplace will be tolerated. The Company is committed to enforcing its policy at all levels within the Company, and any individual who engages in prohibited discrimination or harassment will be subject to appropriate disciplinary action, which could include immediate termination of employment for a first offense.

Although the various countries in which the Company does business may have different legal provisions pertaining to discrimination and harassment in the workplace, the Company will not tolerate discrimination or harassment by any employee, wherever they work.

18.                     Waivers

Waivers of this Code may be granted only in extraordinary circumstances.  Only the Board, or the appropriate committee of the Board, may grant a waiver of this Code for a director or executive officer.  Only the Chief Executive Officer may grant a waiver of this Code for any other employee of the Company, and the Chief Executive Officer shall report any waiver to the Nominating and Corporate Governance Committee.  In determining whether to waive any provision of this Code, the Board, the committee of the Board or the Chief Executive Officer, as applicable, shall consider whether the proposed waiver is consistent with honest and ethical conduct.  Any waiver for a director or executive officer must be disclosed as required by the SEC and Nasdaq rules.

19.                     Mandatory Reporting

All directors, officers and employees have an obligation to report any suspected or known violations of this Code or illegal or unethical business or workplace conduct by directors, officers and employees and such reports shall be made as follows:

•                              Actions involving directors or executive officers must be reported to the Board or the appropriate committee of the Board.

•                              Actions involving any other person must be reported to the reporting person’s manager, the Chief Executive Officer or the Chief Financial Officer.

Violations should be reported in detail conveying as much information as is available to facilitate proper, effective and timely investigation.  After receiving a report of an alleged prohibited action, the Board, the appropriate committee of the Board, the manager, the Chief Executive Officer or the Chief Financial Officer, as applicable, must promptly take all appropriate actions necessary to investigate.  All directors, officers and employees are expected to cooperate in internal investigations of misconduct.  If all known facts and/or documented evidence are not provided, appropriate review and follow-up may not be possible.

In addition, the Audit Committee has established Whistleblower Procedures to provide further procedures to receive, retain, investigate and act on complaints and concerns of directors, officers employees stockholders and others regarding improprieties, including violations of this Code.

20.                     Retaliation Prohibited

The Company prohibits retaliation of any kind, or taking any action with the intent to retaliate, against (a) any director, officer or employee who has made good faith reports or complaints of violations of this Code, Company policy or applicable rule or regulation or (b) any director, officer or employee who participates in an investigation of any such reports.  No person making such a report in good faith will be discriminated or retaliated against as a result of having made a report. “Good faith” does not mean that the report or concern raised must be correct, but it does require that the person making the report or raising the concern believe that he or she is providing truthful information. Retaliation or a threat of retaliation is a serious violation of this Code that will result in appropriate disciplinary action, which could include termination of employment.

21.                     Disciplinary Measures

The Company intends to take prompt and consistent action in response to violations of this Code.  After investigating a report of an alleged violation by a director or executive officer, the Board, or the appropriate committee of the Board, shall determine whether a violation of this Code has occurred.  After investigating a report of an alleged prohibited action by any other employee, the Chief Executive Officer, Chief Financial Officer or the individual’s manager shall determine whether a violation of this Code has occurred.  Upon a determination that there has been a violation of this Code, the Board, the appropriate committee of the Board, the Chief Executive Officer, the Chief Financial Officer or such manager will take such preventive or disciplinary action as it deems appropriate, including, but not limited to, reassignment, demotion, suspension (with or without pay or benefits), dismissal, pursuing civil remedies for restitution and/or, in the event of criminal conduct or other serious violations of the law, notification of appropriate governmental authorities.

22.                     Other Policies and Procedures

This Code shall be the sole “code of ethics” adopted by the Company for purposes of Nasdaq Rule 5610, Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to it thereunder and Item 406 of Regulation S-K promulgated by the SEC.  Insofar as other policies or procedures of the Company govern or purport to govern the behavior or activities of directors, officers and employees of the Company, they are superseded by this Code to the extent that they overlap or conflict with the provisions of this Code.

23.                     Amendments

Any amendments to this Code must be approved by the Company’s Board following recommendation from the Nominating and Corporate Governance Committee of the Board.

Approved by the Board of Directors:

August 6, 2012